Exhibit 5.2

525 – 8th Avenue S.W., 46th Floor Eighth Avenue Place East Calgary, Alberta T2P 1G1 P. 403.776.3700 www.torys.com

September 8, 2026

PS Canada Finance ULC

2811 Internet Boulevard

Frisco, TX 75034

Public Storage Operating Company

2811 Internet Boulevard

Frisco, TX 75034

Public Storage

2811 Internet Boulevard

Frisco, TX 75034

RE: Post-Effective Amendment to Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as Alberta counsel for PS Canada Finance ULC, an unlimited liability company organized under the laws of the Province of Alberta (the “Company”), Public Storage, a Maryland real estate investment trust, and Public Storage Operating Company, a Maryland real estate investment trust (together with Public Storage, the “Guarantors”), in connection with the joint filing by the Company and the Guarantors of a post-effective amendment to a registration statement on Form S-3 (File No. 333-283556) (such post-effective amendment, the “Amendment”) with the U.S. Securities and Exchange Commission on the date hereof for the purpose of registering under the U.S. Securities Act of 1933, as amended (the “Securities Act”), among other securities, debt securities to be issued by the Company (the “Debt Securities”) and fully and unconditionally guaranteed by the Guarantors, to be issued pursuant to an indenture to be entered into by and among the Company, as issuer, the Guarantors, as guarantors, and Computershare Trust Company, N.A. (the “Trustee”), as trustee, the form of which has been filed as an exhibit to the Amendment (the “Indenture”), with the specific terms of each issuance of Debt Securities to be set forth in one or more board resolutions, officer’s certificates and/or supplemental indentures to the Indenture (each, a “Supplemental Indenture”).

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinions expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all documents filed as exhibits to the Amendment that have not been executed will conform to the forms thereof when executed and delivered by the parties thereto, (iv) all signatures on all documents that we reviewed are genuine, (v) all natural persons executing documents had and have the legal capacity to do so, (vi) all statements in certificates of public officials and directors or managers, as the case may be, and officers of the Company that we reviewed were and are accurate, (vii) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate and (viii) the Indenture, each of the Supplemental Indentures and the Debt Securities have been duly authorized by each of the parties thereto (other than the Company).

Further, we have assumed that at or prior to the time of the delivery of any Debt Securities: (i) all corporate or other action required to be taken by the Company to duly authorize each proposed issuance of such Debt Securities shall have been taken, and shall remain in full force and effect; and (ii) the Indenture, Supplemental Indenture(s) and the Debt Securities, as applicable, are each valid, binding and enforceable agreements of each party thereto. We have also assumed that the execution, delivery and performance by the Company of the terms of any Debt Securities established subsequent to the date hereof (a) requires no action by or in respect of, or filing with, any governmental body, agency or official and (b) does not contravene, or constitute a default under, any provision of applicable law or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon the Company.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth herein, we advise you that, in our opinion, when (i) the Indenture and the relevant Supplemental Indenture(s) to the Indenture have been executed and delivered by the Company, the Guarantors and the Trustee; (ii) the specific terms of a particular series of Debt Securities have been duly authorized and established in accordance with the Indenture and the relevant Supplemental Indenture(s); and (iii) the Debt Securities have been duly authorized, executed, authenticated, issued and delivered in accordance with the Indenture, the applicable Supplemental Indenture(s) and the applicable underwriting or other agreement against payment therefor, the Debt Securities will constitute valid and binding obligations of the Company, enforceable in accordance with their terms subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, provided that we express no opinion as to (x) the enforceability of any waiver of rights under any usury or stay law, or any provisions for indemnity or contribution or other provisions that may be limited by public policy considerations; or (y) the effect of any applicable bankruptcy, insolvency, moratorium, arrangement or winding-up laws, or fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.

We are qualified to practice law in the Province of Alberta and we do not express any opinion with respect to the laws of any jurisdiction other than the laws of the Province of Alberta and the federal laws of Canada applicable therein (including in respect of the Business Corporations Act (Alberta)). All opinions with respect to the laws of the Province of Alberta and the federal laws of Canada applicable therein are given by members of The Law Society of Alberta.

This opinion letter has been prepared for use in connection with the Amendment. We assume no obligation to advise of any changes in the foregoing subsequent to the effective date of the Amendment.

We hereby consent to the filing of this opinion letter as an exhibit to the Amendment referred to above and further consent to the reference to our name under the caption “Legal Matters” in the prospectus, which is a part of the Amendment. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Torys LLP